EXHIBIT 99.2

Cell Therapeutics, Inc. Prices $75 Million Convertible Senior Subordinated Notes Offering

SEATTLE, WA, June 18, 2003 — Cell Therapeutics, Inc. (“CTI”) (Nasdaq: CTIC) today announced the pricing of its offering of $75 million of 4% convertible senior subordinated notes (“Notes”) due in 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Notes will bear interest at a rate of 4% per annum and will be convertible for shares of CTI common stock at the rate of 74.0741 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $13.50 per share. The Notes will be subordinated to all present and future senior debt of CTI. CTI has also granted the initial purchasers an option to purchase up to an additional $15 million in principal amount of notes to cover over-allotments. The offering is expected to close on June 23, 2003, subject to customary closing conditions.

CTI intends to use the proceeds of the offering for clinical trials, expansion of sales and marketing capabilities, potential acquisitions of complementary companies or products, and general corporate purposes, including working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.